ADMINISTRATIVE SERVICE AGREEMENT

This Administrative Service Agreement (the “Agreement”), effective October 11, 2013 is made by and between Nationwide Financial Services, Inc. (“NFS”); The Merger Fund VL, an open-end investment company (the “Funds”); and Westchester Capital Management, LLC (the “Company”); which serves as adviser to the Funds;

WHEREAS, the Company is responsible for certain administrative functions associated with each series of the Funds set forth on Exhibit A, which may be amended from time to time; and

WHEREAS, NFS or its designee provide certain administrative services to the owners of certain variable annuity contracts and/or variable life insurance policies (collectively, the ‘Variable Products”) issued by Nationwide Life Insurance Company, and Nationwide Life and Annuity Insurance Company, (collectively, “Nationwide”) through certain Nationwide Variable Accounts; and

WHEREAS, the Funds will be included as underlying investment options for the Variable Products issued by Nationwide through the Variable Accounts pursuant to a Fund Participation Agreement previously or contemporaneously entered into by Nationwide and the Company and/or Funds; and

WHEREAS, the Company and the Funds recognize substantial savings of administrative expenses as a result of NFS or its subsidiaries performing certain administrative services (“Services”) on behalf of the Funds; and

NOW, THEREFORE, NFS, the Funds, and the Company, in consideration of the undertaking described herein, agree that the Funds will be available as underlying investment options in the Variable Products issued by Nationwide, subject to the following:

1.
NFS or its designee agrees to provide Services for the contract owners of the Variable Products who choose the Funds as underlying investment options.  Such Services will include those described on Exhibit B.

2.
In consideration for the Services to be provided by NFS to the Variable Products pursuant to this Agreement, the Funds and the Company will calculate and pay NFS a fee (“Service Fee”) at an annualized rate equal to the rates shown on Exhibit A of the average daily net assets of each Fund held by the Variable Accounts during the period in which they were earned.

3.
The Service Fees will be paid to NFS as soon as practicable, but no later than 30 days after the end of the period in which they were earned.  The Service Fees will be paid on a quarterly or monthly basis.

4.
NFS, the Funds, and the Company agree that the Service Fee described in this Agreement is for administrative services only and does not constitute payment in any manner for investment advisory services, for the cost of distribution of the Funds, or for any services or activities primarily intended to result in the sale of shares of the Funds.

5.
The parties agree that a Service Fee will be paid to NFS according to this Agreement with respect to each Fund as long as shares of such Fund are held by the Variable Accounts.  This provision will survive termination of this Agreement and the termination of the related Fund Participation Agreement(s) with Nationwide.

6.
Either party may terminate this Agreement by at least 90 days’ written notice to the other.  In addition, NFS, the Funds, or the Company may terminate this Agreement immediately upon written notice to the other:  (1) if required by any applicable law or regulation; (2) or if NFS, the Funds or the Company engage in any material breach of this Agreement.  This Agreement will terminate immediately and automatically with respect to Funds held in the Variable Accounts upon the termination of the Fund Participation Agreement which governs a Fund’s inclusion as an underlying investment option in the Variable Products and in such event no notice is required under this Agreement.

7.	Each notice required by this Agreement shall be given by wire and confirmed in writing to :

If to NFS:

Nationwide Financial
One Nationwide Plaza, 1-12-101
Columbus, Ohio 43215
Attention:  AVP, IMG External Funds Management Operations

If to the Company and/or Funds:

Westchester Capital Management, LLC
100 Summit Lake Drive, Suite 201
Valhalla, New York 10595
Attention:  Bruce Rubin

9.
This Agreement shall be construed and the provisions hereof interpreted in accordance with the laws of Ohio.  This Agreement shall be subject to the provisions of the federal securities statutes, rules and regulations, including such exemptions from those statutes, rules and regulations as the Securities and Exchange Commission may grant and the terms hereof shall be interpreted and construed in accordance therewith.

10.
Each of the parties to this Agreement acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements or arrangements with other entities.

11.	Each of the parties to this Agreement may disclose the annual fees payable to Nationwide under this Agreement as set forth in Exhibit A.

12.
This Agreement may not be assigned unless agreed to by the parties in writing, except that it shall be assigned automatically to any successor of either party, and any such successor shall be bound by the terms of this Agreement.

Each party hereby represents and warrants to the other that the persons executing this Agreement on its behalf are duly authorized and empowered to execute and deliver the Agreement and that the Agreement constitutes a legal, valid and binding obligation, and is enforceable in accordance with its terms.

NATIONWIDE FINANCIAL SERVICES, INC.

By:             /s/ Terry C. Smetzer
Name:        Terry C. Smetzer
Title:           Assistant Treasurer

WESTCHESTER CAPITAL MANAGEMENT, LLC

By:             /s/ Bruce Rubin
Name:        Bruce Rubin
Title:          Chief Operating Officer

THE MERGER FUND VL, an open-end investment company

By:             /s/ Bruce Rubin
Name:        Bruce Rubin
Title:          Chief Operating Officer

EXHIBIT A

TO ADMINISTRATIVE SERVICE AGREEMENT

FUNDS	SERVICE FEES
The Merger Fund VL and current and future funds
NFS shall receive a fee from the Fund, accrued daily and paid on a quarterly basis, calculated at an annual rate of 0.25% of the Fund’s average daily net assets attributable to shares of the Fund beneficially owned by Owners of the variable life and variable annuity policies offered through the Accounts.

NFS shall receive a fee from the Adviser, accrued daily and paid on a quarterly basis, calculated at an annual rate of 0.15% of the Fund’s average daily net assets attributable to shares of the Fund beneficially owned by Owners of the variable life and variable annuity policies offered through the Accounts.

EXHIBIT B

TO ADMINISTRATIVE SERVICE AGREEMENT

Services Provided by NFS

Pursuant to the Agreement, NFS shall perform all administrative and shareholder services with respect to the Variable Products, including but not limited to, the following:

1.
Maintaining separate records for each contract owner, which shall reflect the Fund shares purchased and redeemed and Fund share balances of such contract owners.  NFS will maintain a single master account with each Fund on behalf of contract owners and such account shall be in the name of NFS (or its designee) as record owner of shares attributable to contract owners.

2.	Disbursing or crediting to contract owners all proceeds of redemptions of shares of the Funds and all dividends and other distributions not reinvested in shares of the Funds.

3.
Preparing and transmitting to contract owners, as required by law, periodic statements showing the total number of shares attributable to contracts owned by contract owners as of the statement closing date, purchases and redemptions of Fund shares by the contract owners during the period covered by the statement and the dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Fund shares), and such other information as maybe required, from time to time, by contract owners.

4.	Supporting and responding to service inquiries from contract owners.

5.	Maintaining and preserving all records required by law to be maintained and preserved in connection with providing the Services for contract owners.

6.	Generating written confirmations and quarterly statements to Contract owners/participants.

7.
Distributing to contract owners, to the extent required by applicable law, Funds’ prospectuses, proxy materials, periodic fund reports to shareholders and other materials that the Funds are required by law or otherwise to provide to their shareholders.

8.	Transmitting purchase and redemption orders to the Funds on behalf of the contract owners.